Exhibit 99.1

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March 3, 2005

First Financial Bancorp To Sell A Subsidiary

HAMILTON, Ohio – First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced that the company has signed a definitive agreement to sell substantially all of the assets and certain liabilities of its Fidelity Federal Savings Bank subsidiary to Mutual Federal Savings Bank, a subsidiary of MutualFirst Financial, Inc. (Nasdaq: MFSF) of Muncie, Indiana.

David W. Heeter, president and chief executive officer of MutualFirst and chief executive officer of Mutual Federal, said he expects to complete the purchase in 2005. Mutual Federal Savings Bank currently operates three full-service offices in Grant County.

The transaction value is estimated at $20 million and will result in an estimated $0.12 to $0.14 per share gain for First Financial Bancorp.

Earlier, First Financial Bancorp had planned to merge Fidelity Federal into its Community First Bank & Trust region on March 4, 2005. That plan has been terminated.

Subject to regulatory approval, Mutual Federal will purchase Fidelity Federal’s $84 million in loans and facilities and assume approximately $81 million in deposit accounts.

MutualFirst is the $839 million holding company of Mutual Federal Savings Bank. Mutual Federal, founded in 1889, operates 18 offices that primarily serve Delaware, Randolph, Kosciusko, and Grant counties in Indiana.

First Financial Bancorp currently operates 6 banking affiliates in Ohio, Michigan, Kentucky, and Indiana with a total of 107 retail banking centers. The holding company’s non-banking affiliates are First Financial Capital Advisors LLC and First Financial Bancorp Service Corporation. Insurance services are offered through Flagstone Insurance and Financial Services. With assets of $3.9 billion, the publicly owned bank holding company has over 4,000 shareholders. Additional information is available on First Financial Bancorp’s web site at
www.ffbc-oh.com.

First Financial Bancorp
P.O. Box 476
Hamilton, OH 45012
Analyst Contact: C. Douglas Lefferson
513-867-4993
doug.lefferson@ffbc-oh.com
Media Contact: Cheryl R. Lipp
513-867-4929
cheryl.lipp@comfirst.com